UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 16, 2013

Charles & Colvard, Ltd.
(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Perimeter Park Drive, Suite A
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On April 17, 2013, Charles & Colvard, Ltd. (the “Company”) and Serenity Technologies, Inc. (“Serenity”) mutually agreed to terminate the Memorandum of Understanding, dated January 24, 2012, between the Company and Serenity (the “MOU”). Under the MOU, Serenity provided enhancement services, including whitening and color treatment, to the Company’s loose gemstones on an exclusive basis. Due to Cree, Inc.’s development of a technological advancement in the organic growth of silicon carbide crystals with improved whiteness, the Company is no longer in need of Serenity’s whitening enhancement services for its loose gemstones. The Company expects to continue to use Serenity’s color treatment enhancement services on a non-exclusive basis.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On April 16, 2013, the Company’s Board of Directors (the “Board”) appointed Steven M. Larkin to the position of Chief Operating Officer of the Company, effective as of May 6, 2013. In connection with his appointment, on April 16, 2013, Mr. Larkin tendered his resignation as a member of the Board, effective as of May 6, 2013.

Since February 2011, Mr. Larkin, age 54, has served as a director of the Company. From January 2010 to April 2013, Mr. Larkin served as Senior Vice President, Direct, of Golfsmith International Holdings, Inc. (“Golfsmith”), a specialty retailer of golf and tennis equipment, apparel, and accessories. From November 2009 to January 2010, he was a consultant to Golfsmith. From August 2008 to June 2009, Mr. Larkin served as Executive Vice President, Chief Marketing and E-Commerce Officer at Zale Corporation, a specialty retailer of diamonds and other jewelry products. He was Zale Corporation’s Senior Vice President, Brand Marketing and E-Commerce, from February 2008 to August 2008 and its Senior Vice President, Direct to Consumer, from January 2006 to February 2008. Before joining Zale Corporation, Mr. Larkin served in a variety of e-commerce and marketing-related executive positions with various companies in the retail industry for over 20 years, including ShopNBC, The Fingerhut Corporation, and Federated Department Stores/Macy’s, Inc.

In connection with Mr. Larkin’s appointment as Chief Operating Officer, the Company entered into an employment agreement with Mr. Larkin effective as of May 6, 2013 (the “Agreement”). The Agreement has a term of one year and renews automatically on an annual basis. Under the terms of the Agreement, Mr. Larkin will receive an initial annual base salary of $300,000. Mr. Larkin also will be eligible for a bonus opportunity in 2013 under the Company’s Corporate Incentive Plan of up to 75% of his base salary and receive a relocation allowance of up to $35,000, reimbursement of commuting expenses for lodging and travel during the first three months of his employment, and such benefits as are made available to the Company’s other employees, including, but not limited to, life, medical, and disability insurance, as well as retirement benefits.

In addition, Mr. Larkin will be granted, on the effective date of the Agreement, a stock option to purchase 100,000 shares of stock of the Company’s common stock and an award of 100,000 shares of restricted stock, with each award vesting over a three-year period, with 25% of the award vesting on the grant date and 25% of the award vesting on each of the following three anniversary dates of the grant date.

If Mr. Larkin’s employment is terminated by the Company by notice of non-renewal or without just cause (as defined in the Agreement), Mr. Larkin will continue to receive his base salary at the time of termination for a period of one year from such termination (the “Termination Compensation”), so long as he complies with certain covenants in the Agreement. If the Company experiences a change of control (as defined in the Agreement), Mr. Larkin may voluntarily terminate his employment for good reason (as defined in the Agreement) within six months after such change of control and be entitled to the Termination Compensation. During his employment with the Company and for a period of one year following termination of his employment, Mr. Larkin is prohibited from competing with the Company or attempting to solicit the Company’s customers or employees.

In connection with Mr. Larkin’s appointment as Chief Operating Officer and resignation as a member of the Board, the Board determined that Mr. Larkin’s service as Chief Operating Officer will replace the requirement under the Company’s director compensation policy that Mr. Larkin be serving on the Board on the date of the Company’s 2013 Annual Meeting of Shareholders in order for the restrictions on his outstanding restricted stock award for 12,531 shares to lapse.

The foregoing summary of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Discretionary Bonuses and Stock Awards

On April 16, 2013, Randy N. McCullough, the Company’s President and Chief Executive Officer, was awarded a cash bonus of $25,125 and was granted a stock option to purchase 6,594 shares of the Company’s common stock. Also on April 16, 2013, Timothy L. Krist, the Company’s Chief Financial Officer, was awarded a cash bonus of $16,500 and was granted a stock option to purchase 4,330 shares of the Company’s common stock. Each stock option has an exercise price of $3.81 per share and vests over a three-year period, with 25% of the award vesting on the grant date and 25% of the award vesting on each of the following three anniversary dates of the grant date.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description of Document
10.1	Employment Agreement, effective as of May 6, 2013, by and between Charles & Colvard, Ltd. and Steve Larkin

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

April 22, 2013	By:	/s/ Timothy L. Krist
Timothy L. Krist
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
10.1	Employment Agreement, effective as of May 6, 2013, by and between Charles & Colvard, Ltd. and Steve Larkin